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                                                                     EXHIBIT 5.1


                  [GLOBAL TELESYSTEMS GROUP, INC. LETTERHEAD]



                                October 7, 1999


Global TeleSystems Group, Inc.

4121 Wilson Boulevard


8th Floor


Arlington, Virginia 22203



Ladies and Gentlemen:



     I am Deputy General Counsel to Global TeleSystems Group, Inc., a Delaware corporation ("GTS"), and have advised GTS in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, the Registration Statement on Form S-3 (the "Registration Statement") of GTS with respect to 18,161,160 shares of common stock, par value $0.10 per share, of GTS ("Common Stock"). Of such 18,161,160 shares of Common Stock, (i) 3,700,994 shares have been issued by GTS in connection with its acquisition of Omnicom S.A., (ii) 2,150,380 shares have been issued in connection with the purchase of shares of our subsidiary Hermes Europe Railtel B.V. from one of its former other shareholders, (iii) 313,868 shares have been issued by GTS in connection with its acquisition of InTouch Telecom Belgium S.A.. and (iv) 736,056 shares have been issued by GTS pursuant to an employment agreement between GTS and its Chief Executive Officer, H. Brian Thompson (the shares described in the foregoing clauses (i), (ii), (iii) and (iv) being collectively referred to as the "Issued Shares"). The remaining 11,259,862 shares of Common Stock (the "GTS Exchange Stock") is contemplated to be issued by GTS in connection with an exchange (the "Exchange") of Common Stock for common shares of our subsidiary Hermes Europe Railtel B.V. held by certain employees of Hermes Europe Railtel B.V. The Common Stock is described in the prospectus (the "Prospectus") included in the Registration Statement. This opinion is an exhibit to the Registration Statement.



     In that capacity, I have reviewed the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of other documents, corporate records, certificates and other instruments as I have deemed necessary or appropriate for purposes of this opinion. In such examination, I have assumed the genuineness of all signatures and the authenticity of all documents submitted to me as copies.



     Based upon the foregoing, I am of the opinion that:



          (i) the Issued Shares have been duly authorized and are validly issued, fully paid and non-assessable; and



          (ii) the Exchange Stock has been duly authorized and, when issued in accordance with the terms of the instrument governing the Exchange will be validly issued, fully paid and non-assessable.



     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading "LEGAL MATTERS" contained in the Prospectus.



                                          Very truly yours,



                                          /s/ Arnold Y. Dean



                                          Arnold Y. Dean


                                          Deputy General Counsel